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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE              Media Contacts:   Lorie Fiber/Joni Morford
                                                     Fischer & Partners, Inc.
                                                     310/577-7870, ext. 109/153
                                                     lfiber@fischerpr.com
                                                     jmorford@fischerpr.com

                                   Investor Contact: 877/FOR-SMPX


            SYMPHONIX DEVICES, INC. ANNOUNCES EQUITY INVESTMENT BY
                      SIEMENS AUDIOLOGISCHE TECHNIK GmbH
                    COUPLED WITH GLOBAL MARKETING ALLIANCE

       Siemens invests $5 million, gains distribution rights in Europe, and earns a seat on Symphonix's board of directors


SAN JOSE, Calif. -- December 2, 1999 -- Symphonix Devices, Inc. (NASDAQ: SMPX), a San Jose, Calif.-based hearing management company, has entered into a long-term, strategic partnership with Siemens Audiologische Technik GmbH, a leading hearing instrument manufacturer, announced Kirk Davis, President and Chief Executive Officer of Symphonix. The Marketing and Distribution Agreement and the separate Stock Purchase Agreement represent a significant marketing and financial commitment to Symphonix and supplement the OEM and Supply Agreement announced by the companies October 12.

     "This strategic partnership brings together Siemens, a worldwide leader in hearing instrument technology, with Symphonix, an emerging leader in implantable hearing devices," Davis said. "Together, we will market our products as representing a continuum of care for the millions of people worldwide who suffer from mild to severe hearing impairment."

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The Vibrant soundbridge is an investigational device and is limited by Federal law to investigational use.
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Initial Equity Investment of $5 Million

     Under the agreement, Siemens has purchased 1,000,000 shares of Symphonix Common Stock at $5 per share. Siemens has also committed to making an additional $5 million equity investment after Symphonix receives FDA approval for the Vibrant/[R]/ P and Vibrant D
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Symphonix Devices, Inc. Announces Equity Investment by Siemens Audiologische
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soundbridges, subject to certain conditions. Siemens also has the right to increase its ownership of Symphonix to a maximum of 20 percent, subject to certain conditions.

     As a result of its significant financial commitment to Symphonix, Hans Mehl, Co-Managing Director for Siemens Audiologische Technik GmbH, will join the Symphonix board of directors.

     "This investment underscores our belief that Symphonix has developed a viable treatment option for people who do not benefit from traditional hearing instrument technology," Mehl noted. "Based on the clinical results to date with the Vibrant soundbridge, we are pleased to be associated with this innovative technology. In fact, we believe it will enable us to reach even more of our target patient population since many people who do not benefit from traditional hearing instruments have been waiting for a new treatment option."

Marketing Agreement Creates Continuum of Care for the Hearing Impaired

     As part of the agreement, Symphonix will retain U.S. distribution rights and plans to market its products domestically, after receipt of FDA approval, through its own U.S. organization. In Europe, Siemens has been granted distribution rights for an initial period of five years, with Symphonix retaining its own European marketing organization to provide extensive sales and marketing support to Siemens. Siemens' distribution rights may be extended to other regions of the world in the future.

     Additionally, Siemens and Symphonix plan to conduct joint marketing promotions of their respective products in Europe and other countries, with the goal of identifying patients who may be candidates for the Vibrant soundbridge.

     "Siemens is well-respected by the audiology community and has established relationships with audiologists worldwide," Davis commented. "Our joint marketing initiatives will be designed to help extend these relationships to include Symphonix and the Vibrant soundbridge, potentially giving us improved access to patients who may be good candidates for the device."

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Symphonix Devices, Inc. Announces Equity Investment by Siemens Audiologische
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About Siemens

     Siemens is one of the world's largest manufacturers of hearing instruments and related fitting software. For nearly 100 years the company has been researching hearing impairment and has been developing products that have set industry standards for the support and care of hearing impaired persons. More information about Siemens can be found at http://www.hearing.siemens.de.
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About Symphonix

     Founded in 1994, Symphonix Devices, Inc. is a hearing management company dedicated to developing a family of products to improve communication ability and quality of life for the millions of hearing-impaired individuals who cannot benefit from current hearing technology. Symphonix's Vibrant soundbridge is a surgical implant designed to work with the natural structures of the middle ear, to enhance hearing and communication ability for people with hearing impairment. The device can be implanted in a short, outpatient surgical procedure. Worldwide, more than 250 patients have been implanted with Vibrant soundbridges. More information about Symphonix can be found at http://www.symphonix.com.
                                                 ------------------------

     Except for historical information, statements made in this press release are "forward looking statements" and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Such risks and uncertainties include, but are not limited to, the risks that regulatory approvals will not be obtained in a timely manner, or at all, and that the Company's products will not achieve widespread market acceptance. For further information, refer to the risk factors described in the Company's Form 10Q for the quarter ended September 30, 1999.

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Symphonix and Vibrant are registered trademarks of Symphonix Devices, Inc.